EXHIBIT 16




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July 31, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549


We have read Part II, Item 3 of the Form 10-SB/A, of Energas Resources Inc., and are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


Bedford Curry & Co.